UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

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☐     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

The Black & Decker Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of Annual Meeting Of Stockholders

The 2004 Annual Meeting of Stockholders of The Black & Decker Corporation will be held at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on April 27, 2004, at 9:00 A.M., Eastern Time, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting;

2.	To ratify the selection of Ernst & Young LLP as Black & Decker’s independent auditor;

3.	To approve The Black & Decker Corporation 2004 Restricted Stock Plan;

4.	To act on one stockholder proposal; and

5.	To conduct any other business properly brought before the meeting.

Stockholders of record at the close of business on February 17, 2004, will be entitled to vote at the meeting or any adjournments of the meeting.

Your vote is important to us.    We encourage you to vote as soon as possible by one of three convenient methods:

•	call the toll-free number listed on the proxy card, or

•	access the Internet site listed on the proxy card, or

•	sign, date, and return the proxy card in the envelope provided.

Your Board of Directors recommends a vote “for” each of the nominees included in the Proxy Statement, “for” proposals 2 and 3, and “against” the stockholder proposal.

By Order of the Board of Directors

Barbara B. Lucas

Senior Vice President — Public Affairs

and Corporate Secretary

March 16, 2004

Proxy Statement

The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card, and the Annual Report of The Black & Decker Corporation, including the Annual Report on Form 10-K that includes the Consolidated Financial Statements for the year ended December 31, 2003, are being sent beginning March 16, 2004, to stockholders of record at the close of business on February 17, 2004 (the “Record Date”). On the Record Date, there were 78,226,668 shares of common stock outstanding held by 13,498 stockholders of record. Each share of common stock entitles the holder to one vote.

The Board of Directors is soliciting proxies to be voted at the 2004 Annual Meeting of Stockholders to be held at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on April 27, 2004, at 9:00 A.M., Eastern Time. You may vote your shares by: (1) calling the toll-free number listed on the enclosed proxy card; (2) accessing the Internet site listed on the proxy card; (3) signing the proxy card and returning it in the enclosed envelope; or (4) attending the meeting in person and voting by ballot at the meeting. You may revoke your proxy, whether given by signing the enclosed proxy card or by using the telephone or Internet procedure, at any time before it is exercised by: (1) delivering written notice of revocation to Black & Decker’s Corporate Secretary; (2) delivering another proxy that is properly signed and has a later date; (3) voting by telephone or through the Internet on a later date; or (4) voting in person at the meeting. Voting by mail using the enclosed proxy card, by telephone, or by accessing the Internet does not limit your right to attend the meeting and change your vote by ballot at the meeting.

The telephone and Internet voting procedures are described on the enclosed proxy card or were sent to you by e-mail if you chose to receive your materials relating to the annual meeting online. The telephone and Internet voting procedures are designed to verify stockholders’ identities, allow stockholders to give voting instructions, and confirm that their instructions have been properly recorded. Your telephone or Internet instructions will authorize the persons named as Proxies to vote your shares as you direct.

Upon request, Black & Decker will supply proxy materials to brokerage houses and other custodians, nominees, and fiduciaries for distribution to beneficial owners of Black & Decker shares and will reimburse them for their distribution expenses. Black & Decker has hired a proxy solicitation firm, D. F. King & Co., Inc., to assist in the solicitation of proxies and has agreed to pay D. F. King approximately $13,000 and to reimburse its expenses. The solicitation of proxies is being made by mail, and also may be made personally, electronically, or by telephone by Black & Decker employees and representatives of D. F. King.

In accordance with a notice sent to eligible beneficial owners of Black & Decker shares who share a single address, only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank, or nominee received contrary instructions from any beneficial stockholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial owner at that address wishes to receive an Annual Report or Proxy Statement this year or in the future, he or she may contact the Corporate Secretary at Black & Decker’s principal executive office. Black & Decker’s principal executive office is at 701 East Joppa Road, Towson, Maryland 21286, and its telephone number is 410-716-3900.

VOTING SECURITIES

On the Record Date, to Black & Decker’s knowledge, no stockholder beneficially owned more than 5% of the outstanding shares of its common stock.

ELECTION OF DIRECTORS

Eight directors will be elected to hold office until their successors are elected and qualified. The presence, in person or by proxy, of the record holders of a majority of the shares of stock entitled to be voted at the meeting constitutes a quorum for the conduct of business. If a quorum is present, the affirmative vote of the record holders of a majority of the shares of stock represented at the meeting in person or by proxy is necessary to elect directors. Abstentions will be treated as shares represented at the meeting and will have the same effect as votes against a director. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Nolan D. Archibald

Chairman, President, and Chief Executive Officer

The Black & Decker Corporation

Mr. Archibald received an undergraduate degree from Weber State University in 1968 and a master of business administration degree from Harvard Business
School in 1970. After serving in various executive positions with Conroy, Inc.,
Mr. Archibald became vice president of marketing for the Airstream Division of
Beatrice Companies, Inc. in 1977. His subsequent positions at Beatrice included president of Del Mar Window Coverings, president of Stiffel Lamp
Company, and president of the Home Products Division. In 1983, he was elected a senior vice president of Beatrice and president of the Consumer and
Commercial Products Group. Mr. Archibald left Beatrice and was elected president and chief operating officer of Black & Decker in 1985 and chief executive officer in 1986. He has served continuously in the additional position of chairman of the board since 1987.

Mr. Archibald, who is 60, was first elected a director of Black & Decker in
1985. He also serves as a director of Brunswick Corporation and Lockheed
Martin Corporation.

Norman R. Augustine

Retired Chairman and Chief Executive Officer

Lockheed Martin Corporation

Mr. Augustine received a bachelor of science degree in 1957 and a master of science degree in 1959, both in aeronautical engineering, from Princeton University. After serving in various capacities with Douglas Aircraft Company and Vought Missiles and Space Company, he joined the United States Department of Defense, where he served as Undersecretary of the Army. Mr. Augustine joined Martin Marietta Corporation, a predecessor of Lockheed Martin Corporation, in 1977 as vice president of Aerospace Technical Operations, became a director in 1986, and rose to the position of chairman of the board and chief executive officer in 1988. Following the merger of Martin Marietta and Lockheed Corporation in 1995, he served as president of Lockheed Martin Corporation and later as chairman of the board and chief executive officer. From 1997 through 1999, Mr. Augustine was a lecturer with the rank of Professor on the faculty of Princeton University.

Mr. Augustine, who is 68, was first elected a director of Black & Decker in 1997. He also serves as a director of Lockheed Martin Corporation, ConocoPhillips, and The Procter & Gamble Company.

Barbara L. Bowles

Chairman and Chief Executive Officer

The Kenwood Group, Inc.

Ms. Bowles received an undergraduate degree from Fisk University in 1968 and a master of business administration degree from the University of Chicago in
1971. Following graduation, she held various positions at First National Bank of Chicago, including vice president of trust investments. From 1981 to 1984,
Ms. Bowles was assistant vice president and director of investor relations for
Beatrice Companies, Inc. In 1984, she joined Kraft, Inc., where she served as corporate vice president until 1989. Ms. Bowles was president and chief executive officer, and is currently chairman of the board and chief executive officer, of The Kenwood Group, Inc., an investment advisory firm that she founded in 1989.

Ms. Bowles, who is 56, was first elected a director of Black & Decker in 1993.
She also serves as a director of Wisconsin Energy Corporation, Georgia-Pacific
Corporation, Dollar General Corporation, the Chicago Urban League, and the
Children’s Memorial Hospital of Chicago.

M. Anthony Burns

Chairman Emeritus

Ryder System, Inc.

Mr. Burns received an undergraduate degree from Brigham Young University in 1964 and a master of business administration degree from the University of California at Berkeley in 1965. After nine years with Mobil Oil Corporation, he joined Ryder System, Inc. in 1974. He was elected president and chief operating officer and a director of Ryder in 1979, chief executive officer in 1983, and chairman of the board in 1985. He retired as chief executive officer in 2000 and as chairman of the board and a director in 2002.

Mr. Burns, who is 61, was first elected a director of Black & Decker in 2001. He also serves as a director of J. P. Morgan Chase & Co., Pfizer Inc., and J. C. Penney Company, Inc. He is a trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida.

Kim B. Clark

Dean of the Faculty and

George F. Baker Professor of Administration

Harvard Business School

Dean Clark received an undergraduate degree, a master of arts degree, and a doctoral degree in economics from Harvard University. He has been a member of the Harvard faculty since 1978. Currently, Dean Clark’s research is focused on modularity in design and the integration of technology and competition in industry evolution, with a particular focus on the computer industry. He and Carliss Baldwin are co-authors of Design Rules: The Power of Modularity (MIT Press, 2000).

Dean Clark, who is 55, was first elected a director of Black & Decker in 2003. He also serves as a director of JetBlue Airways Corporation and FleetBoston Financial Corporation.

Manuel A. Fernandez

Chairman Emeritus

Gartner, Inc.

Mr. Fernandez received an undergraduate degree in electrical engineering from the University of Florida in 1967 and completed post-graduate studies in electrical engineering at that university in 1969. He also completed post-
graduate work in business administration at the Florida Institute of Technology.
He held various positions with ITT, Harris Corporation, and Fairchild
Semiconductor Corporation before becoming president and chief executive officer of Zilog Incorporated in 1979. In 1982, he joined Gavilan Computer
Corporation as president and chief executive officer and, in 1984, became president and chief executive officer of Dataquest, Inc., an information technology service company. From 1991, he served as president, chairman of the board, and chief executive officer of Gartner Group, and was elected chairman emeritus in 2001. Since 1998, he also has been the managing director of SI Ventures, a venture capital firm.

Mr. Fernandez, who is 57, was first elected a director of Black & Decker in
1999. He also serves as a director of Brunswick Corporation and several private companies and foundations and is chairman of the board of trustees of the
University of Florida.

Benjamin H. Griswold, IV

Senior Chairman

Deutsche Bank Securities Inc.

Mr. Griswold received an undergraduate degree from Princeton University in 1962 and a master of business administration degree from Harvard Business School in 1967. He joined Alex. Brown & Sons in 1967, became a partner of the firm in 1972, was elected vice chairman of the board and director in 1984, and became chairman of the board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became senior chairman of BT Alex. Brown, and upon the acquisition of Bankers Trust by Deutsche Bank in 1999, he became senior chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc.

Mr. Griswold, who is 63, was first elected a director of Black & Decker in 2001. He also serves as a director of Baltimore Life Insurance Company and is a trustee of The Johns Hopkins University.

Anthony Luiso

Retired President-Campofrio Spain

Campofrio Alimentacion, S.A.

Mr. Luiso received an undergraduate degree from Iona College in 1967 and a master of business administration degree from the University of Chicago in 1982. Upon graduation from college, he was employed by Arthur Andersen & Co. and, in 1971, joined Beatrice Companies, Inc. Mr. Luiso held various positions at Beatrice, including president and chief operating officer of the International Food Division and president and chief operating officer of Beatrice U.S. Food. Mr. Luiso left Beatrice in 1986 to become group vice president and chief operating officer of the Foodservice Group of International Multifoods Corporation and served as chairman of the board, president, and chief executive officer of that corporation until 1996. He served as executive vice president of Tri Valley Growers during 1998. In 1999, he joined Campofrio Alimentacion, S.A., the leading processed meat-products company in Spain, as president-international and subsequently served as president of Campofrio Spain through 2001.

Mr. Luiso, who is 60, was first elected a director of Black & Decker in 1988.

BOARD OF DIRECTORS

Independent Directors    The Board has determined that, other than Mr. Archibald, who is a full-time employee of the Corporation, no current director has a material relationship with Black & Decker and each is an “independent director” as defined under the current rules of the New York Stock Exchange (“NYSE”) and Black & Decker’s Corporate Governance Policies and Procedures Statement.

Compensation of Directors    Non-management directors receive an annual retainer of $140,000, consisting of shares of common stock with a value of $70,000 under The Black & Decker Non-Employee Directors Stock Plan (the “Directors Stock Plan”) and $70,000 in cash. Committee Chairs and members of the Audit Committee receive an additional retainer of $10,000 in cash. No separate meeting fees are paid. Directors have the option to receive their cash fees in shares of common stock or to defer all or a portion of their fees in the form of “phantom shares.”

Black & Decker provides $100,000 of term life insurance for each director who is not an employee and $200,000 of accident insurance coverage during each day that a director travels in connection with Black & Decker’s business.

Black & Decker provides retirement benefits to directors who were elected prior to 1994 and retire after having served for five or more years. The annual amount of the benefit is $15,000 (one-half of the annual retainer on the date the retirement plan was closed to newly elected directors). Retirement benefits are paid in monthly installments to the director or the director’s surviving spouse until: (1) the number of monthly payments made equals the number of months of service by the director; (2) 120 monthly payments have been made; or (3) the last day of the month following the death of the individual entitled to the payments, whichever occurs first. The retirement benefit is based only on service as a non-management director, and no director first elected after 1993 may participate.

Board Attendance    During 2003, the Board of Directors met five times. All directors attended 75% or more of the total number of meetings of the Board and Board committees on which they served. Directors are expected to attend the annual meetings of stockholders, and all of the directors attended the annual meeting in 2003.

Committees    The Board has five committees: Executive, Audit, Compensation, Corporate Governance, and Finance. All committees other than the Executive Committee are composed of non-management directors, each of whom is independent within the current rules of the NYSE. The charter of each committee is available on Black & Decker’s Web site (www.bdk.com).

Executive Committee    The Executive Committee is currently composed of Nolan D. Archibald (Chairman), Norman R. Augustine, M. Anthony Burns, Manuel A. Fernandez, and Anthony Luiso. The Executive Committee meets when required during intervals between meetings of the Board and has authority to exercise all of the powers of the Board except as limited by the Maryland General Corporation Law. The Committee met one time in 2003.

Audit Committee    The Audit Committee, which is currently composed of M. Anthony Burns (Chairman), Norman R. Augustine, and Barbara L. Bowles, each of whom is independent within the meaning of the current rules of the NYSE, met five times during 2003. The Audit Committee operates under a written charter adopted by the Board. Its functions and qualifications for membership are set forth in its charter, a copy of which is attached as Exhibit A to this Proxy Statement. The Board has determined that Mr. Burns is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent. The Board and the Audit Committee have adopted a Code of Ethics for Senior Financial Officers that applies to Black & Decker’s Chief Executive Officer, Chief Financial Officer, and Controller. The Code is available on Black & Decker’s Web site (www.bdk.com).

Compensation Committee    The Compensation Committee, which is currently composed of Anthony Luiso (Chairman), Manuel A. Fernandez, and Benjamin H. Griswold, IV, met five times in 2003. The Compensation Committee assists the Board in matters relating to executive compensation, establishes goals for the award of incentive or performance-based compensation, administers Black & Decker’s stock option and similar plans, and monitors the performance of executive officers.

Corporate Governance Committee    The Corporate Governance Committee, which is currently composed of Manuel A. Fernandez (Chairman), Barbara L. Bowles, and Benjamin H. Griswold, IV, each of whom is independent within the meaning of the current rules of the NYSE, met four times in 2003. The Corporate Governance Committee performs the functions of a nominating committee by identifying individuals qualified to become directors and recommending to the Board a slate of director nominees for the next annual meeting of stockholders. The Corporate Governance Committee also recommends members of the standing committees and develops and recommends to the Board corporate governance principles. Its functions and qualifications for membership are set forth in its charter, a copy of which is available on Black & Decker’s Web site (www.bdk.com).

Finance Committee    The Finance Committee, which is currently composed of Norman R. Augustine (Chairman), M. Anthony Burns, Kim B. Clark, and Anthony Luiso, met five times during 2003. The Finance Committee monitors the overall financial performance of Black & Decker, recommends dividends, reviews and recommends offerings of Black & Decker’s securities, and reviews Black & Decker’s investments.

Non-Management Directors    Other than Mr. Archibald, who is a full-time employee of the Corporation, all current directors are non-management directors. The non-management directors generally meet in executive session at the end of each regular Board meeting. The persons who chair the Audit, Compensation, Corporate Governance, and Finance Committees serve in rotation according to seniority as the presiding director of the executive sessions. Interested persons wishing to make their concerns known to the presiding director or to the non-management directors as a group may contact them at the following address:

Presiding Director [or Non-Management Directors]

c/o Corporate Secretary

The Black & Decker Corporation

701 East Joppa Road

Towson, MD 21286

Stockholder Communications    In addition to the procedures provided for any interested party to communicate with the presiding director or the non-management directors as a group, stockholders also may communicate with individual directors or the whole Board by sending communications, marked to show that they are a “stockholder communication,” in care of the Corporate Secretary at the foregoing address. If addressed to individual directors, the communications will be forwarded, unopened, to those directors, and if addressed to the whole Board, will be forwarded, unopened, to the Chairman of the Corporate Governance Committee for review and appropriate dissemination. Stockholder proposals submitted for possible inclusion in the proxy statement for an annual meeting of stockholders are not, and should not be marked as, a “stockholder communication.”

Nomination of Directors    When a vacancy occurs on the Board of Directors or when the Board increases the number of directors, the Corporate Governance Committee will identify potential candidates to fill the vacancy. Background information on each candidate will be distributed to members of the Corporate Governance Committee, which will screen recommended candidates and, if appropriate, make discreet inquiry to determine the candidate’s interest and availability. Unless eliminated by the screening, the Corporate Governance Committee will report the candidate’s name to the Board and request comments from the other directors. One or more members of the Corporate Governance Committee will meet with the candidate and determine the candidate’s suitability for the Board. Although there are no specific qualifications and standards that must be met by a candidate to be recommended to the Board or any specific qualities or skills that the candidate must possess, a list of desirable characteristics is included in

Black & Decker’s Corporate Governance Policies and Procedures Statement, which is posted on Black & Decker’s Web site (www.bdk.com).

The Corporate Governance Committee will consider candidates proposed by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group have held 5% of Black & Decker’s common stock for over one year will be considered substantial, long-term stockholders. In considering candidates proposed by stockholders, the Corporate Governance Committee will apply the same qualifications and standards it applies when considering nominees proposed by Committee or Board members, including whether a proposed candidate is committed to representing the interests of stockholders generally and not the interests of a particular stockholder or group of stockholders, nor the interests of a particular group whose interests are primarily non-economic or involve a social agenda.

Only persons nominated in accordance with Black & Decker’s bylaws are eligible for election as directors. Nominations may be made at the annual meeting of stockholders only by the Board, by the Corporate Governance Committee (which functions as the nominating committee) or a person appointed by the Board, or by a stockholder who is entitled to vote and follows the procedures described below.

A stockholder may nominate a person for election as a director by sending a written notice to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286, that is received not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days’ notice of the date of the meeting, the stockholder’s notice must be received no later than the close of business on the tenth day after the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder’s notice must include: (1) the name, age, business address, and residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock owned by the nominee; and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors according to Regulation 14A under the Securities Exchange Act of 1934. The stockholder also must include the stockholder’s name and address and the number of shares of common stock owned by the stockholder. Black & Decker may require any proposed nominee to furnish other information that may be necessary to determine the nominee’s eligibility to serve as a director. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, the chairman will announce this at the meeting, and the nomination will be disregarded. Although following these procedures enables a stockholder to make a nomination at the annual meeting, it does not entitle the stockholder to have the nominee included in Black & Decker’s proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission (“SEC”) require that Black & Decker disclose late filings of reports of stock ownership, or changes in ownership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received, or written representations from reporting persons that they were not required to file a Form 5, Black & Decker believes that, during 2003, all reports required under Section 16(a) of the Securities Exchange Act for its directors, officers, and 10% stockholders were filed on a timely basis.

SECURITY OWNERSHIP BY MANAGEMENT

The Board has adopted a stock ownership policy for principal executive officers, the primary purpose of which is to strike a balance between the objectives of stock ownership and individual financial planning. The policy provides for minimum share ownership targets ranging from shares having a market value of two times the base salary of certain officers to five times the base salary of the chief executive officer. Until the minimum share-ownership target is met, an officer is expected to retain at least 50% of the net shares received under stock-based compensation plans. The policy does not apply to officers who are 60 years of age or older.

The following table shows the number of shares of Black & Decker common stock beneficially owned on the Record Date by each director-nominee, each named executive officer, and all current directors and executive officers as a group. Other than Mr. Archibald, who beneficially owns 1.89% of the outstanding shares of common stock, and Mr. McBride, who beneficially owns 1.09% of the outstanding shares of common stock, each director and named executive officer beneficially owns less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially own 5.76% of the outstanding shares of common stock. The table also includes: (1) shares of common stock that directors and executive officers have the right to acquire within 60 days of the Record Date, including shares that they have the right to acquire by exercising stock options; and (2) stock units that have been deferred by directors, but ultimately will be paid in shares of common stock under the Directors Stock Plan. The stock units are not entitled to be voted and may not be transferred, but have been listed in the table because they represent part of the total economic interest of the directors in Black & Decker stock.

	Number of Shares Beneficially Owned

Nolan D. Archibald	1,480,592	(1)

Norman R. Augustine	30,130	(2)

Barbara L. Bowles	20,227	(3)

M. Anthony Burns	9,185	(4)

Kim B. Clark	1,727

Charles E. Fenton	214,831	(5)

Manuel A. Fernandez	21,541	(6)

Benjamin H. Griswold, IV	21,934	(7)

Paul A. Gustafson	186,249	(8)

Anthony Luiso	33,082	(9)

Michael D. Mangan	199,051	(10)

Paul F. McBride	853,164	(11)

All Directors and Executive Officers as a Group (23 persons)	4,504,440	(12)

(1)	Includes 1,156,250 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 3,464 shares held under the Retirement Savings Plan and 96,898 shares held by or for the benefit of members of Mr. Archibald’s immediate family as to which Mr. Archibald has sole or shared voting or investment power.

(2)	Includes 14,500 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under The 1995 Stock Option Plan for Non-Employee Directors (the “Directors Stock Option Plan”). Also includes 10,630 stock units held for the benefit of Mr. Augustine in a deferred compensation account under the Directors Stock Plan. The stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Augustine.
(3)	Includes 14,000 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(4)	Includes 5,833 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(5)	Includes 2,000 shares held under the Retirement Savings Plan and 182,500 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 15,116 shares held for the benefit of a member of Mr. Fenton’s immediate family.
(6)	Includes 12,500 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 9,041 stock units held for the benefit of Mr. Fernandez in a deferred compensation account under the Directors Stock Plan. The stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Fernandez.
(7)	Includes 4,375 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(8)	Includes 4,625 shares held under the Retirement Savings Plan and 165,000 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 50 shares held for the benefit of a member of Mr. Gustafson’s immediate family.
(9)	Includes 17,500 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 10,582 stock units held for the benefit of Mr. Luiso in a deferred compensation account under the Directors Stock Plan. The stock units ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Luiso.
(10)	Includes 301 shares held under the Retirement Savings Plan and 191,250 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(11)	Includes 164 shares held under the Retirement Savings Plan and 847,500 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(12)	Includes 22,822 shares held for the account of the executive officers under the Retirement Savings Plan and 3,966,858 shares that executive officers and directors have the right to acquire within 60 days of the Record Date by exercising stock options. Also includes 30,253 stock units held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The stock units ultimately will be paid in shares of common stock at the end of the deferral periods selected by participating directors.

The information provided in the table above is based on information received from the directors and executive officers. The inclusion of shares in the table is not an admission of beneficial ownership by the director or executive officer next to whose name the shares appear. Unless otherwise indicated in a footnote, the director or executive officer had sole voting and investment power over the shares.

EXECUTIVE COMPENSATION

The following tables and text summarize, in accordance with regulations of the SEC, Black & Decker’s compensation of its executive officers.

Summary Compensation    The following table shows a three-year history of Black & Decker’s compensation of its chief executive officer and the four other most highly compensated executive officers based on total annual salary and bonus for 2003.

	Annual Compensation					Long-Term Compensation
						Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options/ SARs	LTIP Payouts(a)		All Other Compensation

Nolan D. Archibald	2003	$1,375,000	$2,750,000	$237,812	(b)	300,000	$7,275,000	(c)	$123,750	(d)
Chairman, President, and	2002	1,270,833	2,750,000	204,880	(e)	225,000	—		99,412
Chief Executive Officer	2001	1,200,000	850,000	99,174	(f)	200,000	—		139,964

Paul F. McBride	2003	610,000	500,000	33,933	(g)	90,000	3,500,000	(h)	58,236	(i)
Senior Vice President — Human	2002	585,000	850,000	23,675	(g)	90,000	—		30,162
Resources and Corporate Initiatives	2001	560,000	275,000	50,422	(g)	100,000	—		40,313

Michael D. Mangan	2003	435,000	414,000	29,635	(j)	50,000	1,015,000	(k)	46,240	(l)
Senior Vice President and	2002	400,000	400,000	23,721	(j)	35,000	—		27,650
Chief Financial Officer	2001	375,385	156,180	27,785	(j)	30,000	—		37,742

Charles E. Fenton	2003	430,000	391,500	27,395	(m)	30,000	1,090,000	(n)	24,105	(o)
Senior Vice President and	2002	413,333	373,500	21,651	(m)	30,000	—		26,540
General Counsel	2001	395,000	162,345	27,343	(m)	30,000	—		36,624

Paul A. Gustafson	2003	425,000	300,000	24,568	(p)	30,000	1,285,000	(q)	34,838	(r)
Executive Vice President	2002	404,167	300,000	20,920	(p)	30,000	—		23,303
	2001	373,333	200,000	26,234	(p)	35,000	—		28,120

(a)	Payments under the Executive Long-Term Performance/Retention Plan, which was adopted in 2001 and described in the Proxy Statement relating to the 2002 Annual Meeting of Stockholders.
(b)	Includes perquisites and other personal benefits of $105,673. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $65,192.
(c)	LTIP Payout to Mr. Archibald equals three annual payments in the amount of $2,425,000.
(d)	Includes $6,000 in contributions to the Retirement Savings Plan and $117,750 in contributions to the Supplemental Retirement Savings Plan, both paid by Black & Decker.
(e)	Includes perquisites and other personal benefits of $105,464. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $70,097.
(f)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Archibald did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(g)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. McBride did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(h)	LTIP Payout to Mr. McBride equals three annual payments in the amount of $1,166,667.
(i)	Includes $6,000 in contributions to the Retirement Savings Plan, $14,436 in life insurance premiums, and $37,800 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
(j)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Mangan did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(k)	LTIP Payout to Mr. Mangan equals three annual payments in the amount of $338,333.
(l)	Includes $4,000 in contributions to the Retirement Savings Plan, $21,190 in life insurance premiums, and $21,050 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
(m)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Fenton did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(n)	LTIP Payment to Mr. Fenton equals three annual payments in the amount of $363,333.
(o)	Includes $4,000 in contributions to the Retirement Savings Plan and $20,105 in contributions to the Supplemental Retirement Savings Plan, both paid by Black & Decker.
(p)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Gustafson did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(q)	LTIP Payout to Mr. Gustafson equals three annual payments in the amount of $428,333.
(r)	Includes $6,000 in contributions to the Retirement Savings Plan and $28,838 in life insurance premiums, both paid by Black & Decker.

Option/SAR Grants in Last Fiscal Year    The following table shows information about grants of stock options to named executive officers under Black & Decker’s stock option plans during 2003. No freestanding stock appreciation rights (“SARs”) were granted to executive officers during 2003.

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/ SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	5%	10%

Nolan D. Archibald	300,000	21.2%	$39.74	4/27/2013	$7,497,681	$19,000,599
Paul F. McBride	90,000	6.3	39.74	4/27/2013	2,249,304	5,700,180
Michael D. Mangan	50,000	3.5	39.74	4/27/2013	1,249,613	3,166,766
Charles E. Fenton	30,000	2.1	39.74	4/27/2013	749,768	1,900,059
Paul A. Gustafson	30,000	2.1	39.74	4/27/2013	749,768	1,900,059

These stock options have an exercise price equal to the fair market value of common stock on the date of grant and become exercisable in four equal annual installments beginning 12 months after the date of grant. They also include a limited SAR, i.e., upon a change in control, the stock options would be canceled, and the holder would be entitled to a cash payment equal to the difference between the market value of a share of common stock and the exercise price of each outstanding option.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values    The following table shows information regarding stock options exercised by Black & Decker’s named executive officers during 2003 and the number and value of unexercised stock options at December 31, 2003. The value of unexercised stock options is based on the closing price of $49.32 per share of common stock on December 31, 2003, the last trading day of 2003. As of that date, no freestanding SARs were outstanding.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at December 31, 2003		Value of Unexercised In-the- Money Options/SARs at December 31, 2003
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Nolan D. Archibald	—	$—	1,156,250	1,068,750	$6,503,588	$8,242,963
Paul F. McBride	—	—	847,500	207,500	1,870,160	1,895,275
Michael D. Mangan	—	—	172,500	110,000	770,397	795,003
Charles E. Fenton	9,000	176,201	237,500	142,500	1,997,910	1,089,960
Paul A. Gustafson	10,125	190,400	279,750	157,500	2,298,346	1,220,008

    Long-Term Incentive Plans — Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights(a)	Performance or Other Period until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans(b)
			Threshold	Target	Maximum

Nolan D. Archibald	27,706	2 years	$481,253	$962,506	$1,443,760
Paul F. McBride	10,535	2 years	182,993	365,986	548,979
Michael D. Mangan	7,081	2 years	122,997	245,994	368,991
Charles E. Fenton	7,168	2 years	124,508	249,016	373,524
Paul A. Gustafson	7,340	2 years	127,496	254,992	382,487

(a)	Each of these awards constitutes a grant under the Performance Equity Plan (“PEP”) of performance units equivalent to shares of common stock in February 2003 for the two-year period commencing January 1, 2003. Cash amounts paid under the PEP during 2003 for outstanding performance units in amounts equal to the dividends that would have been paid if the performance units were in the form of common stock are included in the Other Annual Compensation column of the Summary Compensation Table.
(b)	In accordance with the performance goals established under the PEP for the two-year period ending December 31, 2004, the threshold, target, and maximum awards are equal to 50%, 100%, and 150%, respectively, of the performance units granted. The various levels of future payouts will be based upon Black & Decker achieving established targets for earnings per share and, in certain cases, working capital utilization, operating income, and cash flow at the end of the two-year performance period. The amounts shown for each named executive officer are based on the closing price of $34.74 per share of common stock on February 13, 2003, the date of the grant. The value of any payouts ultimately received will vary depending, among other things, on the price per share of common stock on the date the payouts are made.

Pension Benefits    The following table shows the estimated annual retirement benefits payable under Black & Decker’s pension plans to participating executives, including the executive officers named in the Summary Compensation Table, based on the stated average annual compensation and years of service. Black & Decker maintains non-contributory, tax-qualified defined benefit plans that cover most officers and salaried employees. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker also maintains supplemental plans for specified executives that authorize payment outside of the tax-qualified plans of annual benefits in excess of amounts permitted to be paid under the tax-qualified plans. The following table reflects benefits payable under both the tax-qualified plans and the applicable supplemental plans for executives participating in the tax-qualified plans and the applicable supplemental plans.

    Pension Plan Table

	Years of Service
Average Annual Compensation	15	20	25	30	35

$500,000	$ 300,000	$ 300,000	$ 300,000	$ 300,000	$ 300,000
750,000	450,000	450,000	450,000	450,000	450,000
1,000,000	600,000	600,000	600,000	600,000	600,000
1,250,000	750,000	750,000	750,000	750,000	750,000
1,500,000	900,000	900,000	900,000	900,000	900,000
1,750,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000
2,000,000	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
2,500,000	1,500,000	1,500,000	1,500,000	1,500,000	1,500,000
3,000,000	1,800,000	1,800,000	1,800,000	1,800,000	1,800,000
3,500,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000
4,000,000	2,400,000	2,400,000	2,400,000	2,400,000	2,400,000
4,500,000	2,700,000	2,700,000	2,700,000	2,700,000	2,700,000

Although the normal retirement age is 65 for pension plan purposes, normal retirement age is 60 with five years service for supplemental plan purposes. The amounts in the Pension Plan Table assume that benefit payments will start when the participant reaches his or her normal retirement date, which is the later of the date the participant reaches age 60 or completes five years of service. If payments start before the participant’s normal retirement date, the benefit amount would be actuarially reduced. For at least ten but less than 15 years of service, the amounts in this table would be 50% of average annual compensation. For less than ten years of service, the amounts in the table would be 5% of average annual compensation for each year of service. These reductions, however, would not apply to participants when a change in control occurs.

The compensation reflected in the Pension Plan Table is the executive’s base annual salary and bonus (as reported in the Summary Compensation Table), including salary continuance periods. The amount of compensation used when calculating the amounts in the Pension Plan Table is an executive’s highest three-year average of compensation out of the last five years (or the last five calendar years) of employment with Black & Decker, including any salary continuance period. In the event of a change in control, an executive covered by certain supplemental plans and employed by Black & Decker on the date of the change in control will receive full benefits regardless of his or her years of credited service, and the executive’s highest three-year average of compensation out of the last five years of employment by Black & Decker before the date of the change in control will be used to calculate the amount of benefit payments if that average is higher.

The credited years of service for pension purposes as of December 31, 2003, and the estimated years of service at the participant’s normal retirement date for each executive named in the Summary Compensation Table are as follows:

Name	Years of Service at December 31, 2003	Years of Service at Normal Retirement

Nolan D. Archibald	18.25	17.75
Paul F. McBride	4.73	16.83
Michael D. Mangan	4.17	17.00
Charles E. Fenton	14.67	19.08
Paul A. Gustafson	39.21	37.38

The Pension Plan Table reflects the annual benefit payable beginning at the participant’s normal retirement date in the form of an annuity for the participant’s life. If a participant dies, his or her surviving spouse receives 50% of the monthly benefits for the spouse’s life.

The benefits reflected in the Pension Plan Table are reduced by 100% of the participant’s Social Security benefits and any retirement, disability, death, and similar benefits received from Black & Decker or any other employer.

Severance Benefits and Other Agreements    The terms and conditions of employment of Mr. Archibald are governed by a written employment contract. Mr. Archibald’s contract currently provides for an annual salary of $1,375,000, severance payments on basically the same terms and conditions as stated below in the discussion of severance benefits agreements, and the continuation of substantially all benefits and perquisites for a three-year period following termination of employment (other than a voluntary termination by Mr. Archibald), or until he obtains substantially equivalent employment.

In addition to the severance benefits agreements discussed below, Black & Decker has an executive salary continuance plan covering some executives, including Messrs. McBride, Mangan, Fenton, and Gustafson. If a covered executive is terminated other than for cause, the executive’s compensation and benefits will be continued for a specified period of up to two years or until another position of employment is obtained, whichever occurs first. The compensation and benefits payable under the salary continuance plan will be offset by the compensation and benefits paid or credited to the executive by another employer. Black & Decker will continue to pay the difference between the new compensation and benefits and the executive’s base salary and benefits at the time of termination, if higher, for the remainder of the salary continuance period.

In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time, and currently cover 16 employees, including each named executive officer. The severance benefits agreements expire on December 31, 2007, unless a change in control occurs prior to that date, in which case the agreements expire 36 months after the date of the change in control. The severance benefits agreements provide for the payment of specified benefits if employment terminates under certain circumstances within three years following a change in control. A change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker’s then-outstanding securities; (2) a significant change in the composition of the Board occurs; (3) Black & Decker enters into an agreement that would result in a change of control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

Circumstances triggering payment of severance benefits under these agreements include: (1) involuntary termination of employment for reasons other than death, disability, or cause; or (2) voluntary termination by the employee in the event of significant changes in the nature of his or her employment, including reductions in compensation and changes in responsibilities and powers.

Benefits under the severance benefits agreements generally include: (1) a lump sum severance payment equal to three times the sum of the employee’s annual base salary and the Annual Incentive Plan maximum payment; (2) payment of deferred compensation; (3) maintenance for a period of three additional years of life, disability, accident, medical, dental, and health insurance benefits substantially similar to those benefits to which the employee was entitled immediately prior to termination; (4) additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code; (5) reimbursement of legal fees and expenses incurred as a result of the termination; and (6) cash payments in lieu of common stock issuable under stock option plans. For these purposes, Annual Incentive Plan maximum payment means the maximum potential award under the applicable Annual Incentive Plan after assuming that the employee remained a participant until the end of the applicable year and all performance goals for that year that would entitle the employee to a maximum payment were met or exceeded.

The Board believes that these severance benefits agreements encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energy to the affairs of Black & Decker in the face of potentially disruptive and distracting circumstances in the event of an attempted or actual change in control or an unsolicited takeover. In any such event, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of Black & Decker and its stockholders and to act as the Board may direct without fear of retribution if the change in control occurs. The severance benefits agreements, however, may have the incidental effect of discouraging takeovers and protecting the employees from removal, because the agreements increase the cost that would be incurred by an acquiring company seeking to replace current management.

Certain Relationships and Related Transactions    On June 23, 1999, Black & Decker made a $100,000 relocation loan to Christopher T. Metz, a vice president, in connection with his relocation to California to assume the position of president of Kwikset. The loan, which does not bear interest, will be forgiven over a five-year period ending June 15, 2004. If Mr. Metz voluntarily leaves Black & Decker before June 15, 2004, however, he will be obligated to pay Black & Decker the entire $100,000, plus 8% per annum interest. If Black & Decker transfers Mr. Metz to a location outside of California before the end of the five-year period, Mr. Metz will receive a $20,000 credit for each year he resides in California.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee administers Black & Decker’s stock option plans and incentive compensation plans and recommends to the Board the salaries of senior executives. The Board did not reject or modify any of the recommendations of the Compensation Committee during 2003.

Philosophy and Objectives    Black & Decker seeks, by providing a competitive, performance-based compensation program, to attract and retain top quality executives with the qualifications necessary for the long-term financial success of Black & Decker. The program consists of a fixed salary and cash and stock-based incentive awards. Incentive awards include both short-term and long-term awards. The program is designed to provide total compensation that rewards performance and to focus management on Black & Decker’s annual and long-term financial performance and on long-term stock price performance.

Principal Components of Executive Compensation    The principal components of the executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation.

Base Salary  The Compensation Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for the long-term financial success of Black & Decker and that are competitive in the marketplace. An executive’s base salary generally reflects the executive’s responsibilities, tenure, job performance, special circumstances such as overseas assignments, and direct competition for the executive’s services. Except for the chief executive officer’s salary, which is reviewed at 18-month intervals, the Committee reviews base salaries at 14-month intervals. In addition to these periodic reviews, the Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly, or who is the object of competitive pressure.

Annual Incentive Compensation Awards  Under the Executive Annual Incentive Plan (“EAIP”), the Committee awards annual bonuses based on a number of factors, including corporate financial performance against established targets. Individual awards may also take into consideration business unit performance and a subjective evaluation of individual performance. Generally, corporate financial performance has been measured by earnings per share (“EPS”) excluding restructuring costs. In the remainder of this Report, EPS means EPS excluding restructuring costs. Generally, business unit performance has been measured by financial objectives, including operating income, working capital utilization, and cash flow.

Long-Term Incentive Compensation  The long-term incentive compensation program is composed of the Performance Equity Plan (“PEP”), stock option plans, and, for the period 2001 through 2003, the Executive Long-Term Performance/Retention Plan for the named executive officers and a companion plan for the other executive officers. The two Long-Term Performance/Retention Plans are referred to collectively as the “Performance Plans.” Under the PEP, the Committee makes awards payable generally in Black & Decker common stock based on Black & Decker’s performance during a two-year performance period against established EPS targets and, in the case of executives with operating responsibility, financial objectives of the relevant business unit such as operating income, working capital utilization, and cash flow. The EPS targets are established by the Committee at the beginning of the performance period after consideration of Black & Decker’s operating plan for that period. In 2004, 17 individuals received PEP awards for the 2004-2005 performance period.

The Committee awards stock options to newly hired executives in amounts negotiated as part of their employment packages and annually to all executives in amounts based on the market value of the shares covered by the award as a percentage of the executive’s annual salary. All awards are exercisable at the fair market value of the stock on the date of grant. The awards generally become exercisable in four equal annual installments and remain exercisable for ten years from the date of grant. Awards to executives who are subject to Section 16 of the Securities Exchange Act of 1934 include limited stock appreciation rights (“LSARs”) exercisable in the event of a change in control of Black & Decker. Approximately 430 executives and key employees received stock options in 2003.

In 2001, the named and other executive officers surrendered their PEP awards for each of the three performance periods ending 2001 through 2003, and received awards under the Performance Plans payable in cash based on Black & Decker’s EPS for fiscal year 2003 against a target set by the Committee at the time the awards were made. The performance goal set under the plans having been achieved in 2003, the named and other executive officers were paid the awards in 2004. The plans expired December 31, 2003, and no further awards can be made under them.

Cap on Deductibility of Executive Compensation    Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the chief executive officer and the other named executive officers. Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under the EAIP and PEP qualify for the exemption. The Committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining an ability to attract and retain those executives necessary to assist Black & Decker in reaching its goals and objectives. Under some circumstances, however, the Committee may exercise both positive and negative discretion in determining appropriate amounts of compensation because it believes that the prudent use of discretion in determining pay level is in the best interest of Black & Decker and its stockholders. In those situations, part of the compensation paid may not be deductible.

Compensation of the Chief Executive Officer    Mr. Archibald’s salary was $1,375,000 in 2003, unchanged since 2002. Under the EAIP criteria established at the beginning of 2003 and the EPS achieved in 2003, Mr. Archibald received an award of 200% of his base salary. Under the applicable Performance Plan, Mr. Archibald received an award of $7,275,000 for the three-year performance period ending December 31, 2003. The award was based on the achievement of the performance goal set at the beginning of the period. Mr. Archibald did not receive any payments during the three-year period from any other long-term incentive plan.

Stock options and awards under the PEP represent Mr. Archibald’s primary long-term incentive opportunity. Coupled with Black & Decker’s stock ownership policy for executive officers (discussed above under the caption Security Ownership of Management), these components of the long-term incentive award program are intended to create a strong motivation to develop and implement strategies that lead to consistent and lasting increases in Black & Decker’s return to its stockholders. Mr. Archibald’s stock ownership significantly exceeds the stock ownership policy target of five times his annual salary.

In April 2003, the Committee awarded Mr. Archibald 300,000 stock options, exercisable in four equal annual installments beginning one year from the date of grant. The grant was made to continue to align his interests with those of Black & Decker’s stockholders. For the two-year performance period beginning January 1, 2003, the Committee granted Mr. Archibald 27,706 PEP units, which, if earned, would equal approximately 70% of his current salary based on the stock price on the date of grant.

Compensation of Other Executive Officers    During 2003, the named and other executive officers received salary increases ranging from 0% annualized to 11.7% annualized. Under the applicable Performance Plan, the named and other executive officers (other than Mr. Archibald) received awards ranging from $235,000 to $3,500,000 for the three-year performance period ending December 31, 2003. These awards were based on the achievement of the performance goal set at the beginning of the period.

The named and other executive officers, excluding Mr. Archibald, received annual incentive awards under the applicable annual incentive plan ranging from $100,000 to $500,000. Two officers received special bonuses outside of the applicable annual incentive plan in recognition of their contributions during fiscal year 2003. The incentive awards were determined in a manner consistent with the plans and philosophy described above.

In addition to Mr. Archibald, the named and other executive officers received stock option grants during 2003. The level of the option grants was determined based on the long-term incentive compensation philosophy described above. The options have a ten-year term, are exercisable at the fair market value of the shares of common stock on the date of grant, and include LSARs exercisable in the event of a change in control as defined in the plans. The options become exercisable in four annual installments beginning 12 months after the date of grant. For the two-year performance period beginning January 1, 2003, the Committee granted PEP units to the named and other executive officers (other than Mr. Archibald) based on target percentages of base salary of approximately 40% to 60% in a manner consistent with the philosophy described above.

Access to Competitive Data    In establishing an appropriate level of overall executive compensation, the Committee reviews with management competitive data from recognized national surveys concerning executive compensation levels and practices. These surveys include some of the companies that are included in the Peer Group used by Black & Decker in the comparison of five-year cumulative total return set forth below, as well as many other companies not in the Peer Group. The Committee has chosen not to limit the survey information to companies in the Peer Group because the competition that Black & Decker faces in recruiting and retaining executives comes from companies in many different industries. After reviewing the competitive data, the Committee evaluates the executive’s performance and considers Black & Decker’s needs to arrive at individual compensation decisions.

Anthony Luiso (Chairman)

Manuel A. Fernandez

Benjamin H. Griswold, IV

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

(1)	Assumes $100 invested at the close of business on December 31, 1998, in Black & Decker common stock, Standard & Poor’s (S&P) 500 Index, and the Peer Group.
(2)	The cumulative total return assumes reinvestment of dividends.
(3)	The Peer Group consists of the companies in the following indices within the Standard & Poor’s Super Composite 1,500: Household Appliances, Housewares & Specialties, Industrial Machinery, and Building Products. A list of the companies in the Peer Group will be furnished upon request addressed to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286.
(4)	Total return is weighted according to market capitalization of each company at the beginning of each year.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed Black & Decker’s audited financial statements for the fiscal year ended December 31, 2003, with management and with Black & Decker’s independent auditor, Ernst & Young LLP (“E&Y”). Management is responsible for Black & Decker’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of Black & Decker’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with E&Y its independence, and has considered the compatibility of non-audit services provided by E&Y with its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2003, be included in Black & Decker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

M. Anthony Burns (Chairman)

Norman R. Augustine

Barbara L. Bowles

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

The Audit Committee must approve in advance all audit and non-audit services provided by Black & Decker’s independent auditor. The Audit Committee has engaged E&Y to serve as Black & Decker’s independent auditor during 2004 and has approved certain non-audit services to be provided by E&Y. Unless a stockholder directs otherwise, proxies will be voted for the ratification of the selection of E&Y as the independent auditor for 2004. If the appointment is not ratified by the stockholders, the Audit Committee will consider the selection of another independent auditor for 2004.

A representative of E&Y is expected to be present at the 2004 Annual Meeting of Stockholders. The representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

When pre-approving non-audit services provided by Black & Decker’s independent auditor, the Audit Committee determines that the provision of these services is consistent with the basic principles of independence that the auditor cannot: (1) function in the role of management, (2) audit its own work, or (3) serve in an advocacy role of Black & Decker. The Audit Committee also considers the amount of non-audit services previously provided by the independent auditor to determine whether the additional non-audit services are compatible with maintaining the auditor’s independence. If it is necessary for Black & Decker to engage E&Y to provide certain non-audit services between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated to the Chairman of the Committee the authority to pre-approve particular non-audit services in categories that the Committee has approved and are compatible with maintaining E&Y’s independence. Decisions made by the Chairman of the Committee will be reported to the Committee at its next regularly scheduled meeting.

Although Black & Decker closely monitors the nature of the services provided by its independent auditor, it is possible that the auditor will provide non-audit services that were not recognized as non-audit services at the time of engagement. In order to ensure that the independence of the auditor is consistent with the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee has authorized its Chairman to approve on its behalf any non-audit services rendered by E&Y if: (1) the services are permitted by the SOA, (2) the services were not recognized by Black & Decker at the time of engagement to be non-audit services, (3) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by Black & Decker to the independent auditor during a fiscal year, (4) the services are promptly brought to the attention of the Audit Committee, and (5) the approval is given prior to the completion of the audit. Black & Decker will disclose in its proxy statement the percentage of fees paid to the independent auditor under this procedure. There were no fees paid to the independent auditor under this procedure during 2003 or 2002.

Audit Fees    The aggregate fees billed by E&Y for professional services rendered for the audit of Black & Decker’s annual financial statements, the reviews of the financial statements included in Black & Decker’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory or regulatory filings were $2,991,000 for the fiscal year ended December 31, 2003, and $2,507,000 for the fiscal year ended December 31, 2002.

Audit-Related Fees    The aggregate fees billed by E&Y in each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Black & Decker’s financial statements and not reported under the caption Audit Fees were $1,394,000 for the year ended December 31, 2003, and $210,000 for the year ended December 31, 2002. These services included employee benefit plan audits, assistance with debt and regulatory compliance issues, due diligence and accounting consultations related to mergers, acquisitions and dispositions, accounting consultations concerning regulatory reporting, attest services, and assistance with regulatory reports.

Tax Fees    The aggregate fees billed by E&Y in each of the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning were $1,672,000 for the year ended December 31, 2003, which included $916,000 for tax compliance services and $756,000 for tax advice and planning services, and $2,828,000 for the year ended December 31, 2002, which included $1,253,000 for tax compliance services and $1,575,000 for tax advice and planning services. These services included assistance in the preparation of Black & Decker’s tax returns and expatriate tax returns, assistance with tax audits and appeals, tax advice relating to mergers, acquisitions, dispositions, and employee benefits, requests for rulings or technical advice from taxing authorities, and organization tax structure evaluation and planning.

All Other Fees    The aggregate fees billed by E&Y for professional services rendered during each of the last two fiscal years other than as stated above under the captions Audit Fees, Audit-Related Fees, and Tax Fees were $0 for the year ended December 31, 2003, and $198,000 for the year ended December 31, 2002. These services included litigation support and an accounting procedure review.

The Board of Directors recommends a vote for the approval of the ratification of Ernst & Young LLP.

PROPOSAL TO APPROVE THE BLACK & DECKER CORPORATION 2004 RESTRICTED STOCK PLAN

At its meeting held on February 12, 2004, the Board unanimously adopted a resolution approving The Black & Decker Corporation 2004 Restricted Stock Plan, recommending the plan to the stockholders, and directing that the plan be submitted to the stockholders for their approval at the meeting. A copy of the plan is attached to this Proxy Statement as Exhibit B.

The Board continues to believe that stock-based incentives are important factors in attracting, retaining and rewarding employees and closely aligning their interests with those of Black & Decker stockholders. In addition to being able to offer stock options and stock awards under the Performance Equity Plan, the ability to offer restricted stock to officers and key employees of Black & Decker and its subsidiaries will enhance Black & Decker’s ability to attract and retain effective and capable employees necessary to the continued growth and success of Black & Decker.

The following is a summary of certain of the provisions of the plan and the tax consequences to Black & Decker and employees who receive restricted stock under the plan.

Summary of the Plan    The plan is administered by the Compensation Committee (the “Committee”). No member of the Board who is not also an employee is eligible to participate in the plan.

The number of shares of common stock reserved for issuance under the plan is 1,000,000. On March 1, 2004, the closing price on the NYSE was $53.15 per share of common stock. The Committee may, in its sole discretion, issue restricted stock as compensation for services rendered or to be rendered to Black & Decker. Restricted stock also may be issued under the plan for such consideration as the Committee may determine, including cash. The Committee determines who receives restricted stock and the number of shares of restricted stock subject to a grant. The Committee may subject the restricted stock to any restrictions it deems appropriate at the time of making the award. The terms and conditions, including those relating to vesting, of restricted stock will be determined by the Committee and set forth in a written agreement executed by Black & Decker and the employee. Generally, restricted stock will become unrestricted upon the completion of a term of employment with Black & Decker as specified by the Committee. The Committee may, in its sole discretion, waive, in whole or in part, any or all remaining restrictions with respect to that employee’s restricted stock. However, any outstanding shares of restricted stock will become fully vested and unrestricted upon the occurrence of a Change in Control of the Corporation (as defined in the plan), as specified by the Committee, or upon the death or disability of the recipient while in the employ of Black & Decker or its subsidiaries. If the restrictions fail to lapse as specified in the agreement, the shares of restricted stock are canceled and forfeited by the employee. All shares of restricted stock that are canceled or forfeited will be available for future awards under the plan. Restricted stock may not be granted under the plan after May 1, 2009.

The holders of restricted stock will have the same voting, dividend and other rights as Black & Decker’s other stockholders. So long as the shares remain subject to restrictions, the holder of the shares may not sell, transfer, pledge or assign the shares.

The plan is not qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The plan contains provisions to prevent dilution in the case of stock dividends, stock splits, and changes in the structure of the common stock. The plan may be amended, modified, or discontinued at any time by the Board, except that the Board does not have the power to: (1) revoke or alter the terms of any award of restricted stock previously granted; (2) increase the number of shares of common stock to be reserved for issuance under the plan; or (3) extend the time awards of restricted shares may be made under the plan beyond May 1, 2009. Under the NYSE listing standards, any material revision to the plan would require stockholder approval.

Certain Tax Consequences of the Plan    The following discussion of the Federal tax consequences of the plan is based on the Code provisions currently in effect, current regulations, and administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and does not consider the potential impact of state tax laws. It is not intended to be a complete discussion of all of the United States income tax consequences of the plan or of all of the requirements that must be satisfied to qualify for the tax treatment described in this discussion. Changes in the law and the regulations may modify the discussion, and, in some cases, changes may be retroactive. In addition, tax consequences may vary depending upon the personal circumstances of individual holders of options and rights and the tax requirements applicable to residents of countries other than the United States.

Unless an employee makes an election under Section 83(b) of the Code (an “83(b) election”) as described below, an employee will generally recognize ordinary compensation income in an amount equal to the fair market value of the shares subject to the grant of restricted stock at the time the restricted stock ceases to be subject to forfeiture. Dividends paid to an employee on the shares of restricted stock where no 83(b) election is made are treated as compensation income of the employee in the year received. The employee’s holding period for long-term capital gains purposes will not begin to run until the stock is unrestricted.

An employee may make an 83(b) election only with the prior approval of the Committee. If an employee makes an 83(b) election within the required period of thirty (30) days after receipt of the restricted stock, the employee will be immediately taxed, as compensation income, on the fair market value of the restricted stock issued to the employee. Any dividends received on stock subject to an 83(b) election will be treated as ordinary dividend income. An employee’s holding period for long-term capital gains purposes on stock where an 83(b) election is made begins to run on receipt of the stock. A forfeiture of restricted stock after an 83(b) election is made, even though the employee has included the stock as income, does not entitle the employee to a tax deductible loss.

Subject to the limitations on deductibility contained in Section 162(m) of the Code, Black & Decker will receive a deduction for Federal income tax purposes equal to the compensation income recognized by the employee.

Vote Required    The approval of the adoption of the plan requires the affirmative vote of a majority of the votes cast at the meeting, provided that the total vote cast represents over 50% of

Black & Decker’s shares of common stock outstanding. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will have the same effect as votes against the proposal, unless the total votes cast for or against the proposal represent more than 50% of Black & Decker’s shares of common stock outstanding. In that case, abstentions and broker non-votes will not have any effect on the result of the vote.

Other Information    Employees who will participate in the plan in the future and the amount of restricted shares subject to an award under the plan are to be determined by the Compensation Committee. It is not possible to state the terms of any award under the plan or the names or positions of, or respective amounts of restricted shares issued under the plan to, any employee who may participate because no determinations have been made by the Compensation Committee.

The Board of Directors recommends a vote for the adoption of The Black & Decker Corporation 2004 Restricted Stock Plan.

Equity Compensation Plan Information    The following tables provides information as of December 31, 2003, with respect to shares of Black & Decker’s common stock that may be issued under equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under plans (excluding securities listed in column (a))

Equity compensation plans approved by security holders:
1. Stock Option Plans for employees	10,357,913	$43.60	4,613,902
2. Directors Stock Option Plan	98,708	$43.90	None	*
3. Performance Equity Plan	107,523	N/A	1,333,592
4. Directors Stock Plan	None	N/A	45,332
Equity compensation plans not approved by security holders	None	N/A	None

*	In August 2002, Black & Decker discontinued granting stock options under the Directors Stock Option Plan.

STOCKHOLDER PROPOSAL

The following stockholder proposal was submitted according to Rule 14a-8 of the Securities Exchange Act. This proposal was submitted by The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue N.W., Washington, DC 20001, on behalf of the United Brotherhood of Carpenters Pension Fund, beneficial owner of 1,300 shares. The approval of each stockholder proposal requires the affirmative vote of a majority of votes cast at the meeting, provided the holders of a majority of the outstanding shares of stock are present in person or by proxy at the meeting. Abstentions and broker non-votes will be treated as shares represented at the meeting and will not affect the result of the vote.

Stockholder Proposal

RESOLVED, that the shareholders of Black & Decker Corporation (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1)	Salary – The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2)	Annual Bonus – The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3)	Long-Term Equity Compensation – Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4)	Severance – The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5)	Disclosure – Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Proponent’s Supporting Statement:

We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-1 was nearly seven times as large as the 1982 ratio of 42-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003 – CEO’s Win, Workers and Taxpayers Lose.”)

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation.

We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

Black & Decker’s Statement in Opposition to the Proposal

The Compensation Committee of the Board, which is composed entirely of independent directors, regularly reviews all elements of executive compensation and uses various compensation tools, including salary, annual incentive compensation awards, and long-term compensation, to provide a compensation structure that recognizes both Black & Decker’s performance and the executive’s contribution to that performance. The Compensation Committee believes that the current compensation program aligns the interests of Black & Decker’s senior executives with those of Black & Decker’s stockholders.

Black & Decker’s objective is to pay its executive officers sufficient compensation to attract and retain individuals with the qualities believed to be necessary for the long-term financial success of Black & Decker and that are competitive in the marketplace. The Compensation Committee Report on Executive Compensation (beginning on page 18 of this Proxy Statement) describes the philosophy and objectives of Black & Decker’s executive compensation program as well as the principal components of that program.

The compensation program described in the stockholder proposal limits the Compensation Committee’s flexibility by arbitrarily capping salary, annual bonus opportunity, long-term equity compensation, and severance payments without reference to the many considerations that the Compensation Committee must take into account in recruiting and retaining an effective and experienced management team. In choosing the appropriate compensation arrangement to use for its senior executives, the Compensation Committee considers a variety of factors, including goals that the Board has established for Black & Decker and management, tax consequences of various arrangements, and competitive data from recognized national surveys concerning executive compensation levels and practices. The Board and the Compensation Committee believe that it is important to preserve the flexibility of Black & Decker’s compensation program so that the Compensation Committee can choose incentives that best balance the variety of goals that Black & Decker seeks to pursue through its compensation arrangements. Given the industries and the types of companies with which Black & Decker competes for executive talent and from which Black & Decker recruits, the Board believes that limiting the Compensation Committee’s ability to design a compensation program and set competitive compensation levels in line with those for other companies would place Black & Decker at a significant competitive disadvantage in the recruitment and retention of its key executives.

The Board of Directors recommends a vote AGAINST the Stockholder Proposal.

STOCKHOLDER PROPOSALS AND OTHER BUSINESS TO BE CONSIDERED AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS

It is expected that the 2005 Annual Meeting of Stockholders will be held on April 26, 2005. In order to be considered for inclusion in the proxy statement for that meeting, stockholder proposals must be submitted in writing, must be received on or before November 16, 2004, and must include the full and correct name and address of the stockholder making the proposal and the number of shares of common stock owned. If the shares are not registered in the stockholder’s name but are beneficially owned, proof of ownership must be submitted with the proposal. In addition, the stockholder must state in writing his or her intention to appear personally or by proxy at the meeting to present the proposal.

Stockholders desiring to bring business before the 2005 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Corporate Secretary at the principal office of Black & Decker after January 6, 2005, and before January 26, 2005. The written notice must comply with the provisions of Black & Decker’s bylaws summarized below under the heading Other Matters.

OTHER MATTERS

Management does not know of any other matters that will properly come before the 2004 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, or if any of the persons named as nominees for election as directors should decline or be unable to serve as a director, the persons named as Proxies are authorized to vote the shares as they see fit and will act according to their best judgment.

The bylaws provide that, to be properly brought before the meeting, business must be: (1) specified in the notice of meeting (or any supplemental notice) given by or at the direction of the Board; (2) otherwise properly brought before the meeting by or at the direction of the Board; or (3) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, the stockholder must have given written notice that is received by the Corporate Secretary at the principal executive office of Black & Decker not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days’ notice or prior public disclosure of the date of the meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder’s notice must include: (1) a brief description of each matter of business to be brought before the meeting and the reasons for conducting the business at the meeting; (2) any material interest of the stockholder in the business; (3) the name and address of the stockholder proposing the business; and (4) the number of shares of common stock beneficially owned by the stockholder.

No stockholders submitted written notice to Black & Decker that they intended to bring business before the 2004 Annual Meeting of Stockholders in compliance with the preceding paragraph. As a result, only the business described in the attached Notice of Annual Meeting of Stockholders and any other business brought forth by or at the direction of the Board will be considered at the meeting.

No business shall be conducted at the meeting except as described above. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.

March 16, 2004

Towson, Maryland

Exhibit A

The Black & Decker Audit Committee Charter

A. Members.    The Audit Committee is composed of not less than three members, appointed annually by the Board, each of whom (1) is an independent Director as defined in section B.1.b of this Statement*, (2) meets the requirements of Section 303A(2) of the NYSE Listed Company Manual and Rule 10A-3(b)(1) of the SEC, (3) except fees for service as a Director or as a member of a committee of the Board, accepts no other consulting, advisory, or other compensatory fee from the Corporation, and (4) is not an affiliated person of the Corporation or any subsidiary of the Corporation. All members shall be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement, and cash flow statement. In addition, at least one member shall qualify as an “audit committee financial expert” as defined by the SEC. A member may not serve simultaneously on the audit committee of more than three public companies unless the Board determines that the additional service will not impair the member’s ability to serve effectively on the Corporation’s Audit Committee and discloses the determination in the Corporation’s annual meeting proxy statement.

B. Purpose.    The Audit Committee, among other things, assists the Board in overseeing the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal auditors and independent auditor. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor, who shall report directly to the Committee. The Committee also prepares a report to be included in the Corporation’s annual meeting proxy statement as required by the rules of the SEC.

C. Functions.    The Audit Committee will:

(1) Retain and terminate, on its sole authority, the Corporation’s independent auditor and approve all audit engagements and the scope, fees, and terms of each engagement.

(2) Approve in advance any non-audit engagements of the independent auditor permitted by Section 201 of the Sarbanes-Oxley Act of 2002 and assure that the approval is disclosed in the Corporation’s periodic reports as required by law.

(3) At least annually, obtain and review a report by the independent auditor describing the auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the auditor or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues, and (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation.

(4) Require the independent auditor to provide a written statement of all relationships between the auditors and the Corporation consistent with Independence Standards Board Standard No. 1.

(5) Evaluate the independent auditor’s qualifications, performance, and independence, including review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Corporation’s internal auditors, and assure the rotation of the lead audit partner, the reviewing audit partner, and other audit personnel as required by law.

(6) Receive and review reports of the independent auditor regarding critical accounting policies and practices to be used, all material alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of using the alternative disclosures and treatments and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management, including any management representation letter, report on observations and recommendations on internal controls, schedule of unadjusted differences, and a listing of adjustments and reclassifications not recorded.

(7) Present to the Board the Audit Committee’s conclusions with respect to the independent auditor.

(8) Discuss the annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditor. The discussion of the quarterly financial statements may be conducted without a meeting of the Committee by the Chairman or the Chairman’s designee and any available members.

(9) Review and discuss with management the financial statements in the Corporation’s Annual Report on Form 10-K, discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, and based on the review and discussion, recommend to the Board that the audited financial statements be included in the Annual Report on Form 10-K.

(10) Discuss earnings press releases and the general types of information to be provided to securities analysts and rating agencies. The discussion of earnings press releases may be conducted without a meeting of the Committee by the Chairman or the Chairman’s designee and any available members.

(11) Discuss policies with respect to risk assessment and risk management, including guidelines and policies that govern the process by which risk assessment and risk management is undertaken and the steps management has taken to monitor and control the exposures.

(12) Periodically, meet separately with the CFO, the General Counsel, the Controller, the General Auditor, and the independent auditor.

(13) Review regularly with the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or access to requested information, any significant disagreements with management and management’s response.

(14) Set clear hiring policies for employees and former employees of the independent auditor.

(15) Establish procedures for (a) receiving, retaining, and handling complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(16) Serve as a channel of communication between the Board and the independent auditor.

(17) At least annually, meet with the General Auditor to review the internal audit organization, the adequacy of resources committed to the function, the adequacy of the system of internal controls, procedures, and programs, the results of activities, and the responsibilities, budget, and staffing of the Corporation’s internal audit function.

(18) Review significant accounting principles and financial statement presentations, including any material changes in the Corporation’s selection or application of accounting principles. Review significant judgments made in connection with the preparation of the financial statements, including any material exposures and related reserves and any off-balance sheet structures.

(19) Assess compliance of the Corporation’s CEO, CFO and Controller with the Code of Ethics for Senior Financial Officers set out in Appendix 2 to this Statement, report material violations to the Board, and recommend to the Board appropriate action.

(20) Review the expenses of the executive officers.

(21) Report the Audit Committee’s charter, charter amendments, and activities in the Corporation’s annual meeting proxy statement as required by the rules of the SEC.

(22) Review the certificates of the CEO and the CFO relating to the annual and quarterly reports and monitor the establishment, maintenance, and evaluation by the CEO and the CFO of the disclosure controls and procedures and internal control over financial reporting required by the SEC.

(23) Quarterly, receive a report from the General Auditor regarding any transactions that are out of the ordinary course of business between Directors or executive officers and the Corporation.

(24) Annually, adopt a schedule for discharge of the Committee’s duties and responsibilities.

(25) Review compliance with the provisions of the Corporation’s Code of Ethics and Standards of Conduct (Appendix 1) dealing with conflicts of interest, improper payments, and secret accounts.

(26) As appropriate and at the expense of the Corporation, retain and obtain advice and assistance from outside legal, accounting, or other advisors without seeking Board approval.

(27) Annually, review and reassess the adequacy of the charter of the Audit Committee.

(28) Annually, conduct an evaluation of the Audit Committee’s performance.

(29) Report regularly to the Board.

D. Staff Support.    CFO; Controller; General Counsel; General Auditor.

*	The “Statement” refers to Black & Decker’s Corporate Governance Policies and Procedures Statement, of which the Audit Committee Charter is a part. Appendices referenced in the Audit Committee Charter refer to the appendices of the Statement. The Statement is posted on Black & Decker’s Web site. The definition of an independent Director contained in section B.1.b of the Statement is as follows:
(1)	A Director shall not be considered independent unless the Board affirmatively determines that the Director has no material relationship with the Corporation, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Corporation. The Corporation will disclose these determinations in its annual meeting proxy statement, and if a relationship exists and the Board determines that it is not material, the basis for the determination will be included in the disclosure.
(2)	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Corporation, other than fees for services as a Director, is not independent until three years after such compensation ceases.
(3)	A Director who is employed by a tax-exempt organization that receives contributions from the Corporation of more than the greater of $1 million or 2% of the organization’s consolidated revenues in any of the preceding three years is not independent.
(4)	A Director who is a former employee of the Corporation or whose immediate family member is an executive officer of the Corporation cannot be independent until three years after the employment has ended. A Director who serves as an interim Chairman or Chief Executive Officer (CEO), however, may be excluded from the definition of “former employee” and may be deemed independent immediately after his or her service as interim Chairman or CEO ends.
(5)	A Director who is, or in the past three years has been, affiliated with or employed in a professional capacity by a current or former auditor of the Corporation or any affiliate of a current or former internal or external auditor of the Corporation cannot be independent until three years after the end of the affiliation, employment, or auditing relationship.
(6)	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company on the compensation committee of which a current executive officer of the Corporation serves cannot be independent until three years after the end of that service or employment relationship.
(7)	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount that in any fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues, is not independent until three years thereafter.
(8)	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-in-law, fathers-in law, brothers-in-law, sisters-in-law, and anyone (other than the person’s domestic employees) who shares the person’s home.

Exhibit B

The Black & Decker Corporation 2004 Restricted Stock Plan

1. Purpose

The purpose of The Black & Decker Corporation 2004 Restricted Stock Plan is to attract and retain executives and key employees of The Black & Decker Corporation (the “Corporation”) and its subsidiaries, to motivate those employees to put forth maximum efforts for the long-term success of the business, to encourage ownership of the Corporation’s stock by them, and to further align the interests of executives and key employees with those of the Corporation’s stockholders.

2. Definitions

The following definitions are applicable to the Plan.

a. “Award” means an award of Restricted Shares under the Plan.

b. “Board of Directors” means the Board of Directors of the Corporation.

c. “Change in Control of the Corporation” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (i) or (iv)) whose election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation; or (iv) the stockholders of the Corporation approve a merger, share exchange or consolidation of the Corporation with any other corporation or entity, other than a merger, share exchange or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after the merger, share exchange or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

d. “Committee” means a committee consisting of designated members of the Board of Directors who are not full-time employees of the Corporation. The Compensation Committee of the Board of Directors shall serve as the Committee until further action of the Board of Directors.

e. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

f. “Participant” means the recipient of an Award who has entered into a Restricted Share Agreement with the Corporation.

g. “Plan” means The Black & Decker Corporation 2004 Restricted Stock Plan as originally approved by the stockholders of the Corporation on April 27, 2004, as it may be amended from time to time.

h. “Restricted Share” means a share of Stock awarded under the Plan that is subject to a risk of forfeiture or other restrictions that will lapse upon the occurrence of events enumerated in the Plan.

i. “Restricted Share Agreement” means the agreement between the Corporation and the recipient of Restricted Shares that contains the terms, conditions, and restrictions pertaining to the Restricted Shares.

j. “Stock” means the shares of Common Stock, par value $.50 per share, of the Corporation.

k. “Subsidiary” means any business entity in which the Corporation, directly or indirectly, owns 50 percent or more of the total combined voting power of all classes of stock or other equity interests.

3. Operation and Administration

a. The Plan shall become effective upon approval by the stockholders of the Corporation prior to May 1, 2004, and shall be administered by the Committee.

b. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

c. The Committee shall from time to time designate those executives and employees who, in its opinion, should receive Awards and the number of Restricted Shares subject to each Award.

d. An Award shall become effective only upon the execution of a Restricted Share Agreement between the Corporation and the recipient of the Award.

e. All Awards under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.

f. The Committee’s interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final, unless otherwise determined by the Board of Directors. No member of the Committee or the Board of Directors shall be liable for any action taken or determination made, in good faith, in respect of the Plan.

g. The Committee may impose such other terms and conditions, not inconsistent with the terms of the Plan, as it deems advisable, including, without limitation, restrictions and requirements relating to the shares of Stock acquired under the Plan.

h. Notwithstanding any other provisions of the Plan, the Corporation shall have no obligation to deliver any shares of Stock under the Plan or make any other distribution or benefit under the Plan unless the delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act of 1933 or the Exchange Act).

4. Participation in the Plan

a. Participation in the Plan shall be limited to the executives and employees of the Corporation who shall be designated by the Committee.

b. No member of the Board of Directors who is not also an employee of the Corporation shall be eligible to participate in the Plan.

5. Stock Subject to the Plan

a. There are reserved for the granting of Awards pursuant to the Plan, and for issuance pursuant to such Awards, 1,000,000 shares of Stock. If any shares of Stock as to which an Award has been made are canceled, forfeited, otherwise cease to be subject to the Award prior to vesting of the Award in the recipient, or delivered for payment of withholding taxes, the shares shall be available for issuance in connection with Awards made pursuant to the Plan.

b. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, share exchange, acquisition of property or stock, or any change in the capital structure of the Corporation, the Committee shall make such adjustments as may be appropriate, in its discretion, in the number and kind of shares reserved for Awards and in the number, kind, and price of shares covered by Awards made pursuant to the Plan. Any adjustments made by the Committee shall be final, binding, and conclusive.

6. Terms and Conditions of Restricted Share Awards

a. Each Award shall be evidenced by a Restricted Share Agreement between the recipient and the Corporation in a form approved by the Committee. The Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms imposed by the Committee that are not inconsistent with the Plan.

b. Restricted Shares may be awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, past services, or future services. Unless otherwise specified by the Committee in the Restricted Share Agreement, the consideration for the Restricted Shares shall be the continuation of the Participant as an employee of the Corporation or its Subsidiaries for the duration of the restricted period.

c. Each Restricted Share Agreement shall provide that all Restricted Shares subject to the Agreement shall become fully vested if a Change in Control of the Corporation occurs or the Participant dies or becomes totally disabled while in the employ of the Corporation or its Subsidiaries.

d. Except as provided in paragraph f of this section 6, the holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights with respect to the Restricted Shares as a holder of unrestricted shares of the Corporation has with respect to those shares.

e. When an award of Restricted Shares is granted hereunder, the Corporation shall issue a certificate or certificates in respect of such Restricted Shares registered in the name of the recipient. The recipient shall deposit the certificate or certificates with the Corporate Secretary, together with a duly executed stock power, to be held by the Corporate Secretary until (1) the Restricted Shares represented are no longer restricted and all applicable withholding taxes have been paid to the Corporation or (2) the Restricted Shares represented are forfeited.

f. Any Restricted Shares granted hereunder may not be assigned, granted, encumbered or transferred until the Restricted Shares become fully vested as provided in the applicable Restricted Share Agreement.

7. Cancellation and Rescission of Awards

Unless the Restricted Share Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the participant is not in compliance with all applicable provisions of the applicable Restricted Share Agreement and the Plan, the participant voluntarily terminates employment by the Corporation without the Committee’s approval, or the participant engages in any conduct or act determined by the Committee to be injurious, detrimental, or prejudicial to any interest of the Corporation. All such Restricted Shares that are canceled or rescinded shall again be available for award under this Plan.

8. Amendments and Discontinuance of the Plan

The Board of Directors, at any time and from time to time, may amend, modify, or discontinue the Plan provided that no such amendment, modification, or discontinuance of the Plan shall (a) revoke or alter the terms of any Award previously granted pursuant to the Plan, (b) increase the number of shares of Stock reserved for issuance under the Plan, or (c) extend the time that Awards may be made under the Plan beyond May 1, 2009.

9. Plan Subject to Governmental Laws and Regulations

The Plan and the terms of the Awards made pursuant to the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

10. No Guarantee of Employment

Nothing in the Plan, in any Award granted pursuant to the Plan, or in any Restricted Share Agreement shall be construed as a contract of employment between the Corporation and the recipient of an award, and selection of any person as a Participant will not give that person the right to continue in the employ of the Corporation, the right to continue to provide services to the Corporation, or as a limitation of the right of the Corporation to discharge any participating employee or any other person at any time.

11. Exclusion From Retirement and Fringe Benefit Computations

No portion of any Award under this Plan shall be taken into account as “wages,” “salary,” or “compensation” for any purpose, whether in determining eligibility, benefits, or otherwise, under (a) any pension, retirement, profit sharing, or other qualified or non-qualified plan of deferred compensation, (b) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalization, medical, and disability, or (c) any form of extraordinary pay including, but not limited to, bonuses, sick pay, and vacation pay.

12. Liability Limited; Indemnification

a. To the maximum extent permitted by Maryland law, neither the Corporation, the Board of Directors, the Committee, nor any member of the Committee shall be liable for any action or determination made with respect to this Plan.

b. In addition to such other rights of indemnification that they may have, the members of the Board of Directors and the Committee shall be indemnified by the Corporation to the maximum extent permitted by Maryland law against any and all liabilities and expenses incurred in connection with their service in such capacity.

c. All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the employee at the most recent address contained in the records of the Corporation or to the Corporation at its principal office at 701 East Joppa Road, Towson, Maryland 21286.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders

April 27, 2004

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

HAVE YOU MOVED?

The Black & Decker Corporation

Mail Stop TW266

701 East Joppa Road

Towson, Maryland 21286

Please change my address on the books of The Black & Decker Corporation.

Name of Owner:                                                                                              Account #:

(Print name exactly as it appears on stock certificate)

From (Old Address):

(Please Print)

To (New Address):

                                         Street Address                                                 City or Town                State            Zip Code

Date:                    Signature:

Owner should sign name exactly as it appears on stock certificate.

If this form is signed by a representative, evidence of authority should be supplied.

                                                           YOUR VOTE IS IMPORTANT
THE BLACK & DECKER                                     VOTE BY INTERNET / TELEPHONE
   CORPORATION                                         24 HOURS A DAY, 7 DAYS A WEEK

             INTERNET                                     TELEPHONE                                        MAIL
             --------                                     ---------                                        ----
https://www.proxyvotenow.com/bdk                 1-866-756-9932

o Go to the Web site address listed        OR  o Use any touch-tone telephone.            OR  o Mark, sign and date your proxy card.
  above.                                       o Have your proxy card ready.                  o Detach your proxy card.
o Have your proxy card ready.                  o Follow the simple recorded                   o Return your proxy card in the
o Follow the simple instructions that            instructions.                                  postage-paid envelope provided.
  appear on your computer screen.              o Telephone voting will be available until
o Internet voting will be available until        9:00 am on April 27, 2004.
  9:00 am on April 27, 2004.

                                                                                -------------------------------------------------

                                                                                -------------------------------------------------

[ ]               /ARROW DOWN/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET /ARROW DOWN/

------------------------------------------------------------------------------------------------------------------------------------

                Please Sign, Date, and Return
                the Proxy Card Promptly                        [X]
                Using the Enclosed Envelope.       Votes must be indicated
                                                   (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR:                                   The Board of Directors recommends a vote AGAINST:
1. Election of all Directors                                                                              FOR    AGAINST    ABSTAIN

FOR         WITHHOLD
ALL   [ ]   FOR ALL    [ ]  EXCEPTIONS   [ ]                                    4. Stockholder Proposal.  [ ]       [ ]       [ ]

Nominees: 01 - N.D. Archibald, 02 - N.R. Augustine, 03 - B.L. Bowles, 04 - M.A. Burns,            To change your address,
          05 - K.B. Clark, 06 - M.A. Fernandez, 07 - B.H. Griswold, IV, 08 - A. Luiso.            please mark this box.       [ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line            To include any comments,
through that nominee's name and check the "Exceptions" box above.)                                please mark this box.       [ ]

                                               FOR   AGAINST  ABSTAIN

2. Ratification of Ernst & Young LLP as the
   Independent Auditor.                        [ ]     [ ]      [ ]

3. Approval of The Black & Decker Corporation
   2004 Restricted Stock Plan.                 [ ]     [ ]      [ ]

 ______                                                                         ----------------------------------------------------
|
|                                                                                   S C A N   L I N E
|
                                                                                ----------------------------------------------------

                                          ______                                Please sign exactly as name or names appear on this
                                                |                               proxy. If stock is held jointly, each holder should
                                                |                               sign. If signing as attorney, trustee, executor,
                                                |                               administrator, custodian, guardian or corporate
                                                                                officer, please give full title.

                                                                Date    Share Owner sign here   Co-Owner sign here
                                                             -----------------------------------------------------------------------

                                                             -----------------------------------------------------------------------

--------------------------------------------------------------------------------

                         THE BLACK & DECKER CORPORATION
                   701 East Joppa Road, Towson, Maryland 21286            _____
                                                                               |
           This Proxy is Solicited on Behalf of the Board of Directors         |
                                                                               |

     The undersigned hereby appoints Nolan D. Archibald, Manuel A. Fernandez, and Anthony Luiso, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of common stock of Black & Decker that the undersigned could vote if present at the 2004 Annual Meeting of Stockholders to be held April 27, 2004, and any adjournments of the meeting. The undersigned further gives the Proxies authority to vote according to their best judgment on any other matters properly coming before the meeting.

     You are encouraged to specify your choice by marking the appropriate boxes
(SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN
ACCORDANCE with the Board of Directors' recommendations. Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Continued on the reverse side. Must be signed and dated on the reverse side.

  Comments or change of address

---------------------------------       THE BLACK & DECKER CORPORATION
                                        P.O. BOX 11140
---------------------------------       NEW YORK, N.Y. 10203-0140

---------------------------------

(If you have written in the above space,
please mark the corresponding box on
the reverse side of this card.)